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                                                                     EXHIBIT (b)

                                                             611 Anton Boulevard
                                                                    Second Floor
                                                            Costa Mesa, CA 92626


                                  CONFIDENTIAL
                              VIA FAX AND AIR BORNE


July 25, 2000


Mr. Lee Melody
President & CEO
Mr. David Nelson
Chief Financial Officer
MOTOR VAC TECHNOLOGIES, INC.
1431 S. Village Way
Santa Ana, CA 92705

Dear Gentlemen:

It is our pleasure to confirm the commitment of Comerica Bank-California ("Comerica") to extend the credit facility (the "Facility) to the following borrower: MOTOR VAC TECHNOLOGIES, INC., (the "Borrower"). This Facility is subject to, but not limited to, the following terms and conditions outlined in this letter:

FACILITY #1

BORROWER:                 MotorVac Technologies, Inc.

FACILITY:                 Revolving Commercial Line

AMOUNT:                   $2,000,000

PURPOSE:                  For working capital and general corporate purposes

FORMULA: 80% of eligible Accounts Receivable ("A/R") with a 40% advance on eligible Finished Goods Inventory and 25% advance on Raw Materials Inventory (total inventory advances limited to $750,000).

                          Ineligible A/R accounts include but are not limited to the following: Accounts more than 60 days past the due date, contra accounts, employee or officer receivables, vendor credits, foreign accounts*, federal government accounts, progress billings, total receivables due from an account debtor where more than 25% of receivable is ineligible for being past due and any account concentration above 20% of total A/R.**


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                          *Foreign accounts to be made eligible, based on
                          foreign credit insurance.

                          **Snap-On concentration allowed up to 65%.

                          **White Industries concentration allowed up to 35%.

PRICING: Variable: Bank's Base Rate MINUS .25% as defined as the rate of interest, per annum, most recently announced by Bank as its Base Rate, as it may change from time to time (Base Rate at 07/21/00 = 9.50%).
                          Fixed: LIBOR + 2.50%. (30-day LIBOR at 07/21/00 =
                          6.62%) Minimum LIBOR advances of $500,000
                          LIBOR maturities available for 30, 60, 90, and 180 days

FEES:                     Unused Fee: .25% payable quarterly in arrears
                          Documentation Fee: $350.00

TERMS:                    Demand. Interest only, payable monthly

COLLATERAL:               First position priority lien on all A/R, Inventory,
                          M&E, Patents and Trademarks. Cross-collateralized and cross-defaulted with #2 below.

                          50% of collateral shortfall, on a post-stock repurchase basis, to be supported by cash pledged to Bank. Dollar amount of collateral shortfall to be solely determined by Bank. As the collateral shortfall is reduced (measured monthly), pledged cash of $.50 of every dollar reduction to collateral shortfall will be released and made available to the Company.

SUBORDINATION:            N/A

GUARANTORS:               None



FACILITY #2

BORROWER:                 MotorVac Technologies, Inc.

FACILITY:                 Term Loan

AMOUNT:                   Not to exceed $3,500,000

PURPOSE: To finance the purchase of up to 1,592,482 publicly traded shares of stock.

FORMULA:                  N/A


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PRICING:                  Variable: Bank's Base Rate as defined as the rate of
                           interest, per annum, most recently announced by Bank as its Base Rate, as it may change from time to time
                           (Base Rate at 07/21/00 = 9.50%).
                          Fixed: Bank's Cost of Funds + 2.50%
                           (COF at 07/21/00 = 6.90%)

FEES:                     Origination: $10,000
                          Documentation Fee: $350.00

TERMS: Three years fully amortized. Monthly principal payments, plus interest. The unsecured portion of the term loan to be retired within two (2) years.

COLLATERAL:               Cross-collateralized and cross-defaulted with #1
                          above.

                          50% of collateral shortfall, on a post-stock repurchase basis, to be supported by cash pledged to Bank. Dollar amount of collateral shortfall to be solely determined by Bank. As the collateral shortfall is reduced (measured monthly), pledged cash of $.50 of every dollar reduction to collateral shortfall will be released and made available to the Company.


SUBORDINATION:            N/A

GUARANTORS:               None



                               REPORTING COVENANTS

-       Annual CPA AUDITED financial statements within one-hundred and twenty
        (120) days after the end of each fiscal year from a CPA acceptable to Bank.

- Quarterly company-prepared financial statements within forty five (45) days after the end of each quarter, accompanied with covenant compliance certificate.

- Monthly A/R and A/P agings within fifteen (15) days after the end of each month.

-       Monthly borrowing base reports or as required by draw.

-       Semi-Annual A/R and CED audit performed by bank.



                               FINANCIAL COVENANTS

TO BE MEASURED QUARTERLY; SPECIFIC RATIOS AND DOLLAR AMOUNTS TO BE SET UPON COMPLETION OF STOCK REPURCHASE NOT TO EXCEED THE FOLLOWING:

-       MAXIMUM DEBT TO TANGIBLE NET WORTH* not to exceed 2.50:1.

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-       MINIMUM TANGIBLE NET WORTH not to be below $3,500,000.

-       MINIMUM QUICK RATIO not to be below 1.00:1.00.

-       MINIMUM CASH FLOW COVERAGE RATIO** not to be below 1.50:1.

        *To include step-downs once the transaction is closed and the actual debt to tangible net worth ratio is determined.

        **To be defined as Net Income plus Depreciation divided by CPLTD, measured on a rolling four quarters.


                               NEGATIVE COVENANTS

Standard, including, but not limited to (subject to exceptions as appropriate):

- Restrictions on liens, encumbrances, loans, advances, guarantees and investments.

- Restrictions on asset dispositions, property transfers and lease-backs (except inventory in the normal course of business).

-       Restrictions on mergers and consolidations with others.

- Plus standard covenants relating to pension funding, misrepresentations and margin stock.


                                EVENTS OF DEFAULT

Standard triggers, including, but not limited to:

-       Failure to pay monies due under the loan agreement.

-       Non-compliance with the loan agreement.

-       Misrepresentation.

- Existence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness.

-       Certain events of bankruptcy, insolvency or dissolution.

-       Entry of certain judgements.

-       Occurrence of a "Reportable Event" under ERISA.

-       Change of control or sale of assets.


                                    EXPENSES

The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by Comerica in connection with the negotiation and documentation of the Facilities and the preparation, administration and enforcement of this commitment letter, the documents, and the Facilities (including all fees, expenses and allocated expenses of Comerica's in-house or outside counsel). Borrower also agrees to pay fees related to accounts receivable and inventory audits. Costs not to exceed $10,000 (excluding audit fees) without borrower's consent.



                                  GOVERNING LAW

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State of California.

                     CONDITIONS PRECEDENT TO INITIAL ADVANCE

Standard, including, but not limited to:

- Receipt of certified resolutions, certified Articles of Incorporation, certified by-laws, certificate of good standing, certificate of no default and certificate of incumbency.

-       Execution of documentation satisfactory to Bank.

-       Receipt of all out-of-pocket fees discussed above.

-       Satisfactory pre-loan accounts receivable and inventory audit.

- Satisfactory business review of trade and customer references, due by 7/26/2000.

- Repurchase of Company's publicly traded shares to be in an amount sufficient to enable the Company to be considered privately held in accordance with the S.E.C.

- Establishment of company's primary deposit accounts and cash management services.


The preceding is subject to your execution of the Banks's standard form documentation, including but not limited to all promissory notes, deed of trust, collateral pledge agreements, or other documents as may be required by Bank, each in form and substance satisfactory to Bank, shall have been executed and delivered, and in the case of security documents, filed or recorded, as appropriate.


We look forward to the establishment of a mutually beneficial long term banking relationship.

Sincerely,

COMERICA BANK, CALIFORNIA


  /S/ Michele O'Leary
--------------------------------------------------
Michele O'Leary
Vice President


Accepted and agreed to this 26th day of July, 2000

MOTOR VAC TECHNOLOGIES, INC.



   /S/ Lee Melody
--------------------------------------------------
Lee Melody, President & CEO


  /S/ David Nelson
--------------------------------------------------
David Nelson, Chief Financial Officer